Language Enterprises Corp Enters Into Agreement to Develop Diamond Springs Oil Prospect, Signaling New Business Direction

Language Enterprises Corp. (OTC BB: LNGE - News) has announced that it has entered into a binding agreement to purchase a 5% working interest, being a 3.75% net revenue interest, in G2 Petroleum, LLC’s Diamond Springs Prospect covering approximately 3,300 acres of prospective oil and gas properties located in Fremont County, Wyoming. In addition, Language Enterprises will have the right to acquire a 100% working interest, being a 75% net revenue interest, in an exploratory well to be drilled on the Diamond Springs Prospect.

To acquire its 5% working interest in the Diamond Springs Prospect, Language Enterprises has agreed to issue to G2 Petroleum 250,000 shares of its common stock upon closing. In addition, Language Enterprises will earn a 100% working interest in an exploratory well to be drilled on the Diamond Springs Prospect and the surrounding spacing unit by paying for the costs of drilling and completing that well. Language Enterprises will provide G2 Petroleum with $50,000 to go towards the cost of drilling the well, plus an additional $300,000 within 45 days after closing. The payment of additional drilling costs will be subject to approval by Language Enterprises. Closing is expected to occur sometime within the next 60 days. The spud-date for the Language Enterprises –G2 Petroleum well is expected to be in the summer of 2008.

Upon completion of the Language Enterprises – G2 Petroleum well, and analysis of the results, Language Enterprises will have the right to increase its ownership interest in the rest of the Diamond Springs Prospect to a 50% working interest at a price of $100,000 per each 1% working interest, payable in cash or stock.

The entry into this agreement with G2 Petroleum signals a change in business direction for Language Enterprises from translation brokerage services to the acquisition and development of oil and gas projects. In accordance with this change in business, Language Enterprises’ management intends to change the name of the company to one that more accurately reflects its current business focus.

Commenting on the new business direction, Language Enterprises CEO Dr. Paul Kirkitelos said, “We are extremely enthusiastic about the opportunities presented by the oil and gas sector. The direction of global economic and demographic growth has created unprecedented demand for these valuable commodities.” Dr. Kirkitelos added further that, “The agreement with G2 Petroleum is especially promising, with geological reports indicating that the potential oil and gas resources are expected to be near the surface. The lower drilling costs resulting from shallow wells make the risk/reward ratio of this deal extremely attractive for us and our shareholders.”

Diamond Springs Prospect

The Diamond Springs prospect is composed of three independent but geologically similar prospective locations located within the 3,300-acre track. West of Casper, Wyoming, in the Sweetwater Mountains, this prospect is adjacent to both the Wind River Basin and the Casper Arch in Fremont County and is in close proximity to productive oil and gas fields.

The Northwest, North and West Diamond Springs are shallow drilling prospects, 200' to 1100' in depth, with 72 possible drilling sites within the three locations, based on 40 acre spacing. The drilling sites consist of stratigraphic pinch-outs of sands of the Cretaceous, Frontier, Dakota, Lakota, Jurassic, Morrison, and Sundance formations. While Language Enterprises’team of engineering consultants believes there may be greater potential for further exploration in the deeper formations that may be present within this prospect, the plan is to exploit the shallower formations initially in order to take advantage of the record high energy pricing.

The Drilling Location

The Language Enterprises –G2 Petroleum well is expected to be located in the Northwest segment of the Diamond Springs Prospect. The depth is expected to be within the 250 –900 foot range, with an anticipated 75 foot pay zone in the Frontier Sands, which have yielded oil in neighboring locations. The shallowness of the well is expected to help keep drilling expenses down, with drilling and completion costs estimated to be approximately $350,000.

An independent Geologic report by geologist C. P. Abrassart’s concludes that the Diamond Springs Prospect’s Northwest segment has the potential to yield up to 2 million barrels of recoverable oil in shallow wells, which translates to gross revenue of approximately $200 million at current pricing. From the Geologic report, Oil & Gas Consultant Charles Laser has estimated that, not considering natural gas, reserves on the entire Diamond Springs Prospect could exceed 4.3 million barrels of oil, with potential revenue of over $430 million. With this much potential production from less than 1,000 feet, the prospect offers very attractive potential return on investment.

“One of the most attractive aspects of C. P. Abrassart’s 3rd party Geologic report on Diamond Springs is the comparison he makes between the stratigraphic trap on the property and a similar trap in the nearby Cottonwood Creek Field (Big River Basin), which has estimated reserves of over 60 million barrels of oil,”stated Language Enterprises’CEO Dr. Paul Kirkitelos, adding “We are encouraged by the presence of the stratigraphic trap, as many such traps have yielded significant reserves in successful drilling efforts in the Rocky Mountains area.”

About Language Enterprises Corp

Language Enterprises Corp is an oil and gas exploration and development company headquartered in Los Angeles, and with an operations office in Midland, Texas. Language Enterprises’initial oil and gas project is a 5% working interest, being a 3.75% net revenue interest, in the Diamond Springs Prospect, a property in Fremont County, Wyoming. Along with the 5% working interest, Language Enterprises also has the right to earn a 100% working interest, being a 75% net revenue interest, in a well to be drilled on the Diamond Springs Prospect. Upon completion of the Language Enterprises – G2 Petroleum well, and analysis of the results, Language Enterprises will have the right to increase its working interest in the Diamond Springs Prospect up to a total of 50%. The Company’s shares are publicly traded on the OTC BB under the ticker symbol LNGE.

On behalf of
LANGUAGE ENTERPRISES CORP, INC.

Dr. Paul Kirkitelos, President and CEO

Legal Notice Regarding Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Closing of the transactions described above is subject to a number of terms and conditions, including the satisfactory completion of each party’s due diligence investigations. In addition, there is no assurance that the proposed well to be drilled by Language Enterprises and G2 Petroleum will prove to be productive or economically feasible. To date, oil and gas reserves on the Diamond Springs Prospect have not been proven or established.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release. In evaluating these statements, you should consider the risks discussed, from time to time, in the reports we file with the US Securities and Exchange Commission.